Exhibit 99.1

The Wilber Corporation Announces
Second Quarter 2009 Results

FOR IMMEDIATE RELEASE

DATE:	July 24, 2009
FROM:	Douglas C. Gulotty, President and CEO
PHONE:	607-433-4172

Oneonta, New York, July 24, 2009 – The Wilber Corporation (NYSE Amex: GIW) (“Company”), parent company of Wilber National Bank (“Bank”), today reported net income of $1.593 million and earnings per share of $0.15 for the three-month period ended June 30, 2009.  By comparison, the Company's net income and earnings per share for the three-month period ended June 30, 2008 were $1.407 million and $0.13, respectively.  This represents a 13.2% increase in net income and a 15.4% increase in earnings per share.  The Company's return on average assets and return on average equity for the second quarter of 2009 were 0.68% and 9.34%, respectively, as compared to 0.66% and 8.08% for the same period in 2008.

Douglas Gulotty, President and CEO, stated, “We are pleased to announce that we set new net interest income records for both the quarterly and six month periods ended June 30, 2009.   Our cost of funds continues to decline in this interest rate environment and we are reaping the rewards of our expansion efforts undertaken in 2008.”  Net interest income for the second quarter of 2009 was $7.939 million.  This compares to $6.359 million in the second quarter of 2008, a $1.580 million or 24.8% improvement over the same period in 2008.

Mr. Gulotty added, “We also decided to take advantage of continued low market interest rates and sold $38.050 million of available-for-sale investment securities, recording $912 thousand in net gains on these sales during the second quarter of 2009.”

The Company’s increase in net interest income over the three-month period ended June 30, 2009 was largely driven by a reduction in the cost of funds, as well as an increase in average earning assets.  Between the second quarter of 2008 and the second quarter of 2009, average earning assets increased $90.243 million or 11.1%, while the tax equivalent net interest margin increased 31 basis points from 3.36% in the second quarter of 2008 to 3.67% in the second quarter of 2009.  The increase in average earning assets was primarily due to the Company’s initiative to enter the Greater Syracuse and Capital District markets of New York State.  Total non-interest income was $2.427 million in the second quarter of 2009, a $324 thousand or a 15.4% increase over the comparable prior year period.  This improvement was driven principally by net investment security gains of $1.009 million in the second quarter of 2009, comprised of $912 thousand of gain on the sale of available-for-sale investment securities and $97 thousand in trading securities gains.

Between comparable quarterly periods, the Company recorded a $775 thousand increase in the provision for loan losses and a $555 thousand increase in non-interest expense due primarily to an increase in its FDIC premium assessment.  Additionally, when comparing comparable quarterly periods, loan related collection fees increased $190 thousand and retirement benefits increased $216 thousand.

The Company reported net income of $2.666 million and earnings per share of $0.25 for the six-month period ended June 30, 2009.  By comparison, the Company's net income and earnings per share for the six-month period ended June 30, 2008 were $2.845 million and $0.27, respectively.  This decrease in net income and earnings per share was due largely to a $1.750 million increase in the provision for loan losses and a $627 thousand increase in FDIC charges between comparable periods.  The Company recorded $2.150 million in the provision for loan losses during the six-month period ended June 30, 2009, as compared to $400 thousand during the comparable 2008 period.  Mr. Gulotty said, “These have been challenging times for community bankers and our results tend to be aligned with those of our customers.  Several asset quality measures worsened as non-performing loans increased to $12.016 million at June 30, 2009, as compared to $6.388 million at June 30, 2008.  Net charge offs were $602 thousand in the second quarter of 2009, as compared to $175 thousand in the same quarter of last year.  Included in the charge-offs for the second quarter of 2009 was $400 thousand of a loan to one commercial borrower.  This loan had been reported as impaired and included in the allowance for loan losses in the previous periods.  Our lending team has been proactive in recognizing problems with our borrowers as early as possible. Management, in turn, has acted timely to recognize the impact on our financial statements.”  The current allowance for loan losses to period-end loans at June 30, 2009 was 1.46% as compared to 1.39% at June 30, 2008.

Net interest income for the six-month period ended June 30, 2009 was a record $15.231 million as compared to net interest income of $12.504 million for the six-month period ended June 30, 2008.  This represents a $2.727 million or 21.8% improvement between comparable periods.  The tax equivalent net interest margin for the six-month period ended June 30, 2009 was 3.57%, as compared to 3.39% during the six-month period ended June 30, 2008.  This represents an 18 basis point increase between the periods.  “Much of this improvement came from a decline in our cost of funds.  We have remained vigilant on balancing deposit pricing with our strategy of acquiring funding through a variety of sources which include our retail, municipal and wholesale customer base.” added Mr. Gulotty.

The Company's return on average assets and return on average equity for the first half of 2009 were 0.57% and 7.91%, respectively, as compared to 0.68% and 8.19%, respectively, for the same period in 2008.  Average total assets of the Company equaled $938.640 million for the first half of 2009, as compared to $837.112 million for the comparable prior year period, a $101.528 million or 12.1% increase.

The Wilber Corporation is a single bank holding company headquartered in Oneonta, New York, and through its Bank subsidiary serves the financial needs of the communities of central and upstate New York.  The Wilber Corporation’s common stock trades under the symbol “GIW” on the NYSE Amex (formerly the American Stock Exchange) and recently joined the broad-market Russell 3000® Index when Russell Investments reconstituted its comprehensive set of U.S. and global equity indexes on June 26, 2009.   Membership in the Russell 3000 means automatic inclusion in the large-cap Russell 1000® Index or small-cap Russell 2000® Index as well as the appropriate growth and value style indexes. Russell determines membership for its equity indexes primarily by objective, market-capitalization rankings and style attributes.

Wilber National Bank, chartered in 1874, operates as a traditional commercial bank in its central New York market with 23 branch offices located in Otsego, Delaware, Schoharie, Ulster, Chenango, Onondaga, Saratoga, and Broome Counties and two loan production offices located in Otsego and Saratoga Counties.  The Bank intermediates customer deposits and institutional borrowings into loans, short-term liquid investments, and investment securities.  The Bank’s lending activities include commercial lending, primarily to small and mid-sized businesses; mortgage lending for 1-4 family and multi-family properties, including home equity loans; mortgage lending for commercial properties; consumer installment and automobile lending; and, to a lesser extent, agricultural lending.  The Bank’s residential mortgage division, Provantage Home Loans, is a HUD endorsed lender that provides a wide variety of residential mortgage products, including government FHA loans that fit the needs of most consumers.  The Bank provides personal trust, agency, estate administration, and retirement planning services to individuals, as well as custodial and investment management services to institutions, through its Trust and Investment Division.  It also offers stocks, bonds and mutual funds through the third party broker-dealer firm INVeSTÒ.  The Bank currently has 278 full time equivalent employees.  Additional information about Wilber National Bank can be found at its website:  www.wilberbank.com.

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NOTE:  This release may contain certain statements that are historical facts or that concern the Company’s future operations or economic performance and that are to be considered forward-looking statements. Any such forward-looking statements are made pursuant to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. The Company cautions that all forward-looking statements involve risks and uncertainties, and that actual results may differ from those indicated in the forward-looking statements as a result of various factors such as changing economic and competitive conditions and other risks and uncertainties. In addition, any statements in this release regarding historical stock price performance are not indicative of or guarantees of future price performance.

THE WILBER CORPORATION
CONSOLIDATED FINANCIAL INFORMATION
($ In thousands, except per share amounts)
Unaudited		As of and for the three		As of and for the six
		months ended June 30,		months ended June 30,
Condensed Income Statement		2009	2008³	2009	2008³
Net interest income		$7,939	$6,359	$15,231	$12,504
Provision for loan losses		950	175	2,150	400
Net interest income after provision for loan losses		6,989	6,184	13,081	12,104
Non-interest income		2,427	2,103	4,058	3,633
Non-interest expense		7,186	6,381	13,567	12,004
Income before taxes		2,230	1,906	3,572	3,733
Income taxes		637	499	906	888
Net income		$1,593	$1,407	$2,666	$2,845

Share and Per Share Data
Average common shares outstanding (in thousands)		10,504	10,504	10,504	10,504
Period-end common shares outstanding (in thousands)		10,504	10,504	10,504	10,504

Net income per share		$0.15	$0.13	$0.25	$0.27

Cash dividends declared		$0.060	$0.095	$0.155	$0.190

Book value per common share		$6.55	$6.60	$6.55	$6.60

Period-end Balances
Total assets		$935,364	$874,747	$935,364	$874,747
Earning assets		899,890	827,892	899,890	827,892
Loans, gross4		607,225	499,578	607,225	499,578
Allowance for loan losses		8,838	6,965	8,838	6,965
Deposits		784,924	726,432	784,924	726,432
Shareholders' equity		68,814	69,351	68,814	69,351

Average Balances
Total assets		$941,128	$855,716	$938,640	$837,112
Earning assets		905,744	815,501	902,162	797,872
Loans, gross4		602,434	474,334	598,062	460,930
Allowance for loan losses		8,511	6,972	8,105	6,990
Deposits		792,921	716,650	786,406	697,836
Shareholders' equity		68,391	70,051	67,993	69,887

Key Ratios
Earnings:
Return on average assets		0.68%	0.66%	0.57%	0.68%
Return on average equity		9.34%	8.08%	7.91%	8.19%
Net interest margin (tax-equivalent)		3.67%	3.36%	3.57%	3.39%
Efficiency ratio¹		73.70%	70.88%	72.76%	70.51%

Asset Quality
Net loan charge-offs to average loans, annualized		0.40%	0.15%	0.30%	0.18%
Allowance for loan losses to period-end loans		1.46%	1.39%	1.46%	1.39%
Allowance for loan losses to non-performing loans²		74%	109%	74%	109%
Non-performing loans to period-end loans²		1.98%	1.28%	1.98%	1.28%
Non-performing assets to period-end assets²		1.35%	0.75%	1.35%	0.75%

Common Stock Data
The Company's common stock ($0.01 par value per	2009	High Trade	Low Trade	Dividend
share) trades on the NYSE Amex (formerly the	2nd Quarter	$14.15	$6.78	$0.060
American Stock Exchange) under the symbol GIW.	1st Quarter	$8.40	$6.71	$0.095

	2008	High Trade	Low Trade	Dividend
	4th Quarter	$7.90	$5.54	$0.095
	3rd Quarter	$8.98	$7.70	$0.095
	2nd Quarter	$9.00	$8.31	$0.095
	1st Quarter	$9.10	$8.52	$0.095

(1)
Calculated by dividing total non-interest expense less amortization of intangibles and other real estate expense by tax-equivalent net interest income plus non-interest income other than securities gains and losses.

(2)	Non-performing loans include nonaccrual loans, troubled debt restructured loans and accruing loans 90 days or more delinquent.

(3)	Certain figures have been reclassified to conform with current period presentation.

(4)	Period-end and average loan balances include non-accrual loans and net deferred loan fees and costs and excludes the allowance for loan losses and loans held for sale.